Exhibit 20.1

FOR MORE INFORMATION CONTACT:
Jacque Underdown (831) 761-4741

FOR IMMEDIATE RELEASE

GRANITE CONSTRUCTION POSTS PRELIMINARY RESULTS
FOR FIRST QUARTER 2004

Watsonville, California (April 29, 2004) Granite Construction Incorporated (NYSE:GVA) announced today that it anticipates a net loss for the first quarter ended March 31, 2004 of between $8.5 million and $9.5 million or $0.21 and $0.24 per share on a diluted basis, which will include a gain on the sale of certain assets related to our ready-mix concrete business in the quarter of approximately $10.0 million pre-tax. These estimated results reflect higher than anticipated estimated costs on a number of large, complex contracts located throughout the United States operating under the Company’s Heavy Construction Division (“HCD”). The Company will report its complete results for the first quarter of 2004 on May 5, 2004.

Increased costs in the quarter reflect the impact of project write-downs totaling approximately $19.0 million. These forecast adjustments are attributable to unanticipated changes in project conditions occurring in the quarter resulting in changes to the estimates of the cost to complete the projects. These changes to the estimates were primarily due to the recognition of costs associated with added scope changes, extended overhead due to owner and weather delays, design problems on Design/Build projects, subcontractor performance issues and higher estimated liquidated damages on two projects.

Granite currently has 36 HCD projects larger than $15.0 million in size under construction. In the first quarter of 2004, as a result of the factors discussed above, there were eight projects in which the margins deteriorated from $500,000 up to $4.0 million. The total margin deterioration on these eight projects was approximately $18.0 million. Of these eight projects, two projects are in New York and three are in the Southeast Region.

The Company also stated that absent the losses from HCD, the performance of the remaining operating units were on balance and in line with the Company’s expectations. Specifically, the Branch Division continues to benefit from strong private sector demand in many of the areas in which it operates.

William G. Dorey, Granite President and Chief Executive Officer, said, “Our performance in the first quarter of 2004 is extremely disappointing for our entire management team. We will continue to improve our ability to execute the work at acceptable profit margins and we have and are continuing to implement improvements to get us there.”

Granite executives will discuss the topics covered in this news release on a conference call that will take place at 8:30 a.m. EDT on Friday, April 30, 2004. The dial-in number for the conference call is as follows: (719) 457-2698 (Domestic and International).

Replay dial-in numbers are as follows:
(888) 203-1112 Domestic Replay (access code 364130)
(719) 457-0820 International Replay (access code 364130).

A replay of the call will be available through midnight Tuesday, May 4, 2004. Additionally, the conference call will be available on a live Webcast and can be accessed at graniteconstruction.com.

Granite Construction, a member of the S&P 400 Index, is one of the nation’s largest heavy civil contractors and construction materials producers. The Company serves both public and private sector clients through its offices nationwide. For more information about the Company, please visit its website at www.graniteconstruction.com.

This press release contains “ forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and the future results of Granite that are based on current expectations, estimates, forecasts, and projects as well as the beliefs and assumptions of Granite’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates” or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. These forward-looking statements include statements concerning our plans to improve our profit margins and are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, the failure to complete projects in accordance with our estimates of the costs needed to complete projects and other risks discussed in our Annual Report on Form 10-K under the section entitled “Risk Factors”. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Granite undertakes no obligation to revise or update publicly any forward-looking statements for any reason.